Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUMMER INFANT, INC.

Summer Infant, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                        The name of the corporation (hereinafter called the “Corporation”) is Summer Infant, Inc.

2.                                        The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 9, 2004 (the “Certificate”).

3.                                        The Certificate was amended and restated by the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 6, 2007, (the “Restated Certificate”).

4.                                        The Restated Certificate is hereby amended by deleting the text of the first paragraph of Article Fourth in its entirety and substituting in lieu thereof the following:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000, of which 49,000,000 shares shall be Common Stock, having a par value of $0.0001 per share, and 1,000,000 shares shall be Preferred Stock, having a par value of $0.0001 per share.”

5.                                        The amendment of the Restated Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed and acknowledged by the undersigned on this 3rd day of June, 2010.

SUMMER INFANT, INC.

By:	/s/ Joseph Driscoll
Name:	Joseph Driscoll
Title:	Chief Financial Officer